Exhibit 99.1

AZIYO BIOLOGICS APPOINTS DR. C. RANDAL MILLS AS INTERIM PRESIDENT AND CEO

SILVER SPRING, Md. – June 21, 2022 – Aziyo Biologics, Inc. (Nasdaq: AZYO), a commercial-stage regenerative medicine company focused on creating the next generation of differentiated products and improving outcomes in patients undergoing surgery, today announced Aziyo co-founder C. Randal (Randy) Mills, Ph.D., has been appointed interim president and CEO. Ronald Lloyd will step down from these positions but will remain with the company through the end of the third quarter to assist with the transition. Aziyo co-founder Kevin Rakin has also assumed the role of executive chairman.

“Randy and I started Aziyo in 2015 with a vision of building a company that would help improve the lives of patients by developing and commercializing a pipeline of cutting-edge regenerative medicine products,” said Kevin Rakin, executive chairman. “Under Ron’s leadership, the company has made tremendous progress, including guiding the organization through its initial public offering (IPO), establishing commercial partnerships with major medical device companies and, most recently, the filing of a premarket notification with the FDA for the CanGaroo® RM Antibacterial Envelope. Randy and I thank Ron for his efforts and look forward to building upon the momentum that this impressive foundation affords.”

“Kevin and I have been very fortunate to have both led companies that successfully developed biosurgical innovations for patients in need, and in doing so, helped create significant value for shareholders,” said Randy Mills, Ph.D., interim president and CEO. “It is my honor to work with the team and board through this transition while we advance our operational, clinical and R&D efforts with the goal of solidifying our proprietary products as clear, evidence-based market leaders.”

In conjunction with this announcement, the company reaffirms its previously provided guidance that total net sales for the full year 2022 will range between of $47 to $50 million.

About the founders

Kevin Rakin, co-founder and executive chairman of Aziyo Biologics, is also a co-founder of HighCape Partners, an investment fund and affiliate of Aziyo. He brings more than 30 years of experience as an executive and investor in the life sciences industry. He previously served as president of Shire Regenerative Medicine. Prior to joining Shire, Mr. Rakin was chairman and chief executive officer of Advanced BioHealing (ABH) from 2007 until its acquisition by Shire in 2011 for $750 million. Before that, he served as an executive-in-residence at Canaan Partners, where he founded ABH. Previously, he was a co-founder, president and chief executive officer of Genaissance Pharmaceuticals, Inc., a publicly traded pharmacogenomics company, until its merger with Clinical Data, Inc. in 2005.

Randy Mills, Ph.D., co-founder and director of Aziyo Biologics, is an internationally recognized expert in regenerative medicine who has led pioneering biotechnology organizations that have created more than $1 billion in shareholder value for investors. As CEO of Osiris Therapeutics (Nasdaq: OSIR), he commercialized five cell-therapy products responsible for $1.5 billion in sales and led the company through an IPO that increased shareholder value 41-fold. Osiris was eventually sold to Smith and Nephew for $660 million. Dr. Mills was also a co-founder and officer of Regeneration Technologies (Nasdaq: RTIX), where he led operations, R&D, regulatory and business development through its IPO, growing annual revenues to $150 million. Randy's "patient first” leadership style has also helped transform some of nation’s most treasured medical institutions, serving as president of the $3 billion California Institute for Regenerative Medicine and CEO of the National Marrow Donor Program/Be The Match, responsible for the nation’s supply of bone marrow for transplant.

About Aziyo Biologics

Aziyo Biologics is a commercial-stage regenerative medicine company focused on creating the next generation of differentiated products and improving outcomes in patients undergoing surgery, concentrating on patients receiving implantable medical devices. Since its founding in 2015, the company has created a portfolio of commercial-stage products used in cardiovascular, orthopedic, and reconstructive specialties. For more information, visit www.Aziyo.com.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited, to statements regarding the Company’s advancement and development of its products and 2022 total net sales guidance. Forward-looking statements may be identified by words such as “anticipates,” “believe,” “continue,” “expect,” “goal,” “intend,” “may,” “plan to,” “potential,” “projects,” “will,” and other similar words or expressions, or the negative of these words or similar words or expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, including, without limitation, the risks referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, as such factors may be updated from time to time in the Company’s other filings with the Securities and Exchange Commission (“SEC”), which filings are accessible on the SEC’s website at www.sec.gov and the Investors page of the Company’s website at https://investors.aziyo.com. All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, the Company has no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investors:

Leigh Salvo

Gilmartin Group

investors@aziyo.com

Media:

Courtney Guyer

Aziyo Biologics, Inc.

PR@aziyo.com

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